Exhibit 10.12

March 31, 2005

William M. Sterrett, Jr.

2357 Mount Tabor Road

Blacksburg, Virginia 24060

Dear Bill:

Per our phone conversations recently, I would like to thank you for the opportunity to exercise the lease option on Suite B, Blacksburg Business Condominiums, 2903 Commerce Street, Blacksburg, Virginia from the current lease commencing on the 1st of August 2002, and continuing until the 31st days of July 2005.

We appreciate your assistance as our ability to grow is strengthened by your continual support.

Sincerely,

/S/ MICHAEL F. GUNTHER
Michael F. Gunther
VP Operations

Cc.

KAM – CEO

DJ – VC

MM – Accounting

MH/JMW – facilities/safety

2851 Commerce Street

Blacksburg, VA 24060

P: 540.552-5128

F: 540.951.0760

www.lunainnovations.com

THIS LEASE AGREEMENT, made this                                     , by and between WILLIAM M. STERRETT, JR., FAMILY LIMITED PARTNERSHIP, a Virginia limited Partnership, Grantor, hereinafter referred to as “Lessor”, and Luna Innovations, Grantee, hereinafter referred to as “Lessee”, whose address is 2903 Commerse Street, Blacksburg, VA.

WITNESSETH:

WHEREAS, William M. Sterrett, Jr. is the sole owner of the following described real estate, to-wit:

Blacksburg Industrial Condominiums, 2903-B Commerce Street, Blacksburg Industrial Park, Blacksburg, Virginia, 24060.

WHEREAS, Luna Innovations desires to lease a portion of the aforesaid premises for the purpose of conducting their business.

NOW THEREFORE, in consideration of the mutual covenants contained herein the parties hereby agree as follows:

DESCRIPTION OF THE PREMISES

Lessor agrees to lease and Lessee agrees to rent certain space of Blacksburg Industrial Condominiums, containing 5,000 square feet, as shown on the attached floor plan, labeled Exhibit “A”, a copy of which is attached hereto and made a part hereof, which space is hereafter referred to as the “premises.”

TERMS OF LEASE

Lessee agrees to lease the above described premises for a period of three (3) years commencing on the 1st day of August 2002, and continuing until the 31st day of July 2005. In addition, the Lessee will have the option to renew this lease for one additional three (3) year period, on the terms and conditions as hereinafter set forth. The Lessee’s option to renew shall be exercised by Lessee giving written notice to Lessor one hundred twenty (120) days prior to the expiration of the current lease term.

RENT

Lessee agrees to pay to Lessor at 3101 Commerce, Blacksburg Industrial Park, Blacksburg, Virginia, 24060, Forty thousand fifty-five dollars ($40,055.00) per year, payable in installments of three thousand three hundred thirty-seven dollars and ninety-one cents ($3,337.91) per month, for the lease of the premises, to be due and payable on the 1st day of each month beginning on the 1st day of August 2002.

Lessee shall pay the Lessor two (2) months rent as deposit in advance of occupancy and upon execution of this lease. One half of the deposit will be applied to the first month’s rent, and one half will be kept as a security deposit. At the termination of this lease, the security deposit will be returned within 30 days, provided all terms of this lease have been complied with.

In addition, the parties hereto agree that during the term of this lease and any extensions thereof, there will be a 3% annual increase of the rent each year, beginning on August 1, 2003, and each succeeding year thereafter.

USE OF THE PREMISES

The parties expressly agree that this Lease is executed in order that the Lessee may conduct the business of Luna Innovations upon the premises, and that the demised premises shall not be put to any other use without the prior written consent of Lessor.

SERVICES

During the term of this Lease, Lessor shall be responsible for maintenance and repair of the roof and all structural portions of the premises. In addition, lessor will be responsible for ground maintenance such as mowing and snow removal.

During the term of this Lease, Lessee will pay all water, sewer, and electrical service, as well as interior maintenance, and all exterior non-structural maintenance. In addition, Lessee will pay for 100% of the cost to repair damage caused by Lessee.

Lessee shall not during the term of this lease or any renewals thereof, make any alterations or changes to the premises without first obtaining the written consent of the Lessor, which consent will not be unreasonably withheld.

Provided the Lessee is not in default hereunder, all fixtures, furnishings and equipment placed on the Premises at Lessee’s expense shall be and remain the Lessee’s personal property. Except for permanently affixed plumbing, heating, ventilating, air conditioning, and attached electrical fixtures and equipment, all such fixtures, furnishings and equipment may be removed by Lessee, at its expense, at any time prior to the expiration of this Lease.

Any permanent improvements to the Premises constructed by Lessee and all structural alteration, additions and changes thereto shall become the property of the Lessor at the expiration of this Lease without any compensation being paid Lessee therefore, except as otherwise provided herein.

Lessor warrants that he has full right, authority, and power to execute and perform this Lease and to grant the estate demised herein. Further, the Lessor covenants and warrants that the Lessee will have quiet and peaceable possession and enjoyment of the Premises for the full term of the Lease without hindrance or molestation by any person, provided the Lessee is not in default in the performance of any of the covenants and terms of this Lease.

ASSIGNMENT AND SUBLEASE

This Lease may not be assigned or transferred, and the premises may not be sublet, either in whole or in part, by Lessee without Lessor’s prior written consent. Lessor’s approval shall not be unreasonably withheld.

RIGHT OF ENTRY TO REPAIR

Lessor reserves the right of himself, his agents and employees to enter upon the premises at any reasonable time to make repairs, alterations or improvements; provided, however, that such repairs, alterations, or improvements shall not unreasonably interfere with the Tenant’s business operations. Such right to enter shall also include the right to enter upon the premises for the purposes of inspection.

INSURANCE – TAXES

Lessor shall be responsible for all property and real estate taxes. In addition, Lessor shall be responsible for maintaining fire and casualty insurance on the building.

Lessee shall maintain at its expense, through the term, insurance against loss or liability in connection with bodily injury, death, property damage and destruction, occurring within the premises or arising out of the use thereof by the Lessee or its agents, employees, officers or invitees, visitors and guests under one or more policies of general public liability insurance having such limits as to each as are reasonably required by the Lessor from time to time (but in any event of not less than Five Hundred Thousand ($500,000.00) combined single limit for injury to or death of any one or more persons during any one occurrence, and for property damage or destruction during any one occurrence). Such policies shall name the Lessor and the Lessee (and, at the Lessor’s request, any Mortgagee) as the insured parties, shall provide that they shall not be cancelable without at least thirty (30) days’ prior written notice to the Lessor (and at the Lessor’s request, any such Mortgagee), and shall be issued by Insurers of recognized responsibility licensed to do business in Virginia. Lessee shall furnish Lessor with a certificate of said insurance and resubmit same to Lessor upon any change or renewal of said policy.

That all personal property in said premises shall be and remain at Lessee’s sole risk, and Lessor shall not be liable for any damage to nor loss of such personal property arising from any acts or negligence of any other persons, nor from the bursting, leaking or overflowing of water, sewer or steam pipes, nor from heating or plumbing fixtures, nor from electric wires or fixtures, nor from any other cause whatsoever; nor shall the Lessor be liable for any injury to the person of the lessee or other persons in said premises; the Lessee expressly agreeing to save the Lessor harmless in all such cases.

BANKRUPTCY OR INSOLVENCY

It is expressly agreed that if at any time during the term of this lease, Lessee shall be adjudged bankrupt or insolvent by any Federal or State Court of competent jurisdiction, Lessor may, at his option, declare this lease to be terminated and canceled, and may take possession of demised premises. In the event of the such bankruptcy or insolvency of the Lessor, or in the event the premises are sold, Lessee may elect to terminate this lease, but he will not be required to do so.

DAMAGE OR DESTRUCTION BY FIRE OR NATURAL CAUSES

If, during the term of this lease, and absence of any negligence on behalf of the Lessee, the building on the demised premises is destroyed by fire, natural causes, or other casualty, or so damaged thereby that it cannot be repaired with reasonable diligence within sixty (60) days, this lease shall terminate as of the date of such damage or destruction. However, if said buildings can with reasonable diligence be repaired within 60 days, said buildings shall be, by Lessor, repaired as quickly as is reasonably possible, and this lease shall remain in full force and effect; provided, however, rent shall be abated for any part of said building which is rendered unfit for occupancy for the period that such unfitness continues.

DEFAULT ON PAYMENT OF RENT

If any monthly installment of rent as herein called for remains overdue and unpaid for five (5) days, Lessor shall impose a penalty of five (5) percent of the monthly rental amount for each month overdue. If any monthly installment of rent and interest as herein called for remains overdue and unpaid for thirty (30) days, Lessor may, at his option, at any time during such default, declare this lease terminated and take possession of the demised premises.

In the event there is a default by either party to this lease, then the defaulting party will be responsible for the court costs and reasonable attorney fees and any other expenses incurred by the other party in enforcing this lease.

SIGNS

Lessee may display signs and shingles advertising his place of business with the prior written consent of the Lessor, which shall not be unreasonably withheld.

NOTICES AND LICENSES

All notices required or permitted herein shall be in writing and shall be deemed to have been given if mailed, postage prepaid, in any United States Post Office by certified or registered mail, return receipt requested or any other delivery service providing a delivery receipt. The first (1st) day following receipt of such notice shall be the start date for all time periods stated herein. The giving of notice of termination as provided for herein shall terminate this Lease with the same force and effect as though that date were the date originally specified herein for the expiration of this Lease, unless otherwise provided herein. All notices shall be addressed to Lessor or Lessee, respectively, at the following addresses, or to such other address as the parties may designate in writing from time to time.

LESSOR	LESSEE

William M. Sterrett, Jr.	Luna Innovations
Family Limited Partnership	2851 Commerce St
3101 Commerce St	Blacksburg, VA 24060
Blacksburg, VA 24060

With a copy to:

___________________________

___________________________

___________________________

Lessee shall obtain all governmental licenses, certificates, and permits necessary for Lessee’s intended use and leasehold improvements. In the event that the Lessee cannot obtain such licenses, certificates, and permits proceeding diligently and in good faith, Lessee, at its option, may terminate this Lease by giving written notice to the Lessor, provided such notice is given within sixty (60) days from the Commencement Date, except that such period be extended if Lessee is proceeding diligently and in good faith to obtain such governmental approval.

The parties, having read and understood the provisions of this lease, agree for themselves, their heirs, administrators, personal representatives, executors, and assigns to be bound thereby.

This lease shall be governed by the applicable laws of the Commonwealth of Virginia.

This lease, including exhibits, expresses the entire understanding and all agreements of the parties. Neither party has made or shall be bound by any agreement or representation to the other party, which is not expressly set forth herein or in the exhibits attached hereto.

In Witness Whereof, the parties have executed this lease on the                                 .

WILLIAM M. STERRETT, JR.

BY:	/s/ WILLIAM M. STERRETT, JR.
ITS:	G.P.
Lessor

LUNA INNOVATIONS

BY:	/s/ KENT MURPHY
ITS:	President
Lessee

Luna Analytics (C)

Luna Technologies Manufacturing Area (B)

Luna Technologies Development Area (A)

Nitrogen Tanks
Vacuum Cleaner
Bucky Ball
Stockroom
Tech Office
Chem Lab
Fluorescence Lab
P2 Lab
Water Heater
Laminar Bench
Bio Chem Lab
Brushroom
Coupler Room
Elec Room
Network Room
Coat Room
Machine Shop Area
1-E
151
2-E
152
154
Utility Sink
142
Bathroom
(Remove Wall)

Attachment A